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                                                                    EXHIBIT 5.01



   [Letterhead of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan LLP]


                                 March 22, 2004



Quintiles Transnational Corp.
4709 Creekstone Drive, Suite 200
Durham, North Carolina  27703

Ladies and Gentlemen:

         As counsel for Quintiles Transnational Corp., a North Carolina corporation (the "Company"), we furnish the following opinion in connection with the Registration Statement on Form S-4 (the "Registration Statement") to be filed by the Company and certain subsidiaries of the Company listed as Additional Registrants in the Registration Statement (the "Subsidiary Guarantors") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), on or about the date hereof relating to the registration of up to $450,000,000 aggregate principal amount of the Company's 10% Senior Subordinated Notes due 2013 under the Securities Act (the "Exchange Notes") to be exchanged for up to $450,000,000 aggregate principal amount of the Company's outstanding 10% Senior Subordinated Notes due 2013 (the "Original Notes"). The Original Notes have been, and the Exchange Notes will be, issued by the Company and guaranteed (the "Guarantees") by the Subsidiary Guarantors under an indenture dated as of September 25, 2003 (the "Indenture") between the Company, the Subsidiary Guarantors and Wells Fargo Bank Minnesota, N.A., as trustee (the "Trustee"). The Exchange Notes are to be offered and exchanged in the manner described in the Registration Statement (the "Exchange Offer"). This opinion is furnished pursuant to the requirement of Item 601(b)(5) of Regulation S-K under the Securities Act.

         We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings of the Board of Directors of the Company in connection with the authorization of the Exchange Notes and the proceedings of the Subsidiary Guarantors in connection with the Guarantees. We have reviewed such documents and considered such matters of law and fact as we, in our professional judgment, have deemed necessary to render the opinions contained herein. Where we have considered it appropriate, as to certain facts we have relied, without investigation or analysis of any underlying data referenced therein, upon certificates or other comparable documents of public officials and officers or other appropriate representatives of the Company and the Subsidiary Guarantors.

         The Indenture and the Guarantees are governed by the laws of the State of New York, and the Exchange Notes, upon issuance, will be governed by the laws of the State of New York.


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Quintiles Transnational Corp.
March 22, 2004
Page 2

In rendering our opinion as to the validity and binding effect of the Exchange Notes and the Guarantees, we have relied upon the opinion, including the assumptions and qualifications contained therein, of Morgan Lewis & Bockius LLP with respect to matters of New York law and also New Jersey law. Except to the extent of such reliance, the opinion rendered herein is limited to the laws of the State of North Carolina, the Delaware General Corporation Law (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws), the Kansas General Corporation Code, Chapter 88 of the Nevada Revised Statutes and, to the extent expressly set forth herein, the federal laws of the United States, and no opinion is expressed as to the laws of any other jurisdiction.

         Based on and subject to the foregoing and to the additional qualifications below, we are of the opinion that:

         1. When the Registration Statement has become effective under the Securities Act and the Exchange Notes have been duly executed, authenticated and delivered in accordance with the Indenture against receipt of the Original Notes surrendered in the exchange therefor in accordance with the terms of the Exchange Offer, the Exchange Notes will constitute valid and binding obligations of the Company, subject to (a) the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights and remedies, and (b) general principles of equity (whether considered in a proceeding in equity or at law).

         2. The Guarantees, when the Exchange Notes are issued, authenticated and delivered in accordance with the terms of the Indenture and the Exchange Offer, will be valid and binding obligations of the Guarantors, subject to (a) the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights and remedies, and (b) general principles of equity (whether considered in a proceeding in equity or at law).

         We hereby consent to the filing of this opinion as part of the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus filed as a part thereof. Such consent shall not be deemed to be an admission that this firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the regulations promulgated pursuant to the Securities Act.

         Our opinion is as of the date hereof, and we do not undertake to advise you of matters that might come to our attention subsequent to the date hereof which may affect our opinion expressed herein. This opinion is intended solely for your use in connection with the transactions described above. It may not be relied upon for any other purpose without our written consent.

                                               Very truly yours,

                                               SMITH, ANDERSON, BLOUNT, DORSETT,
                                                 MITCHELL & JERNIGAN, L.L.P.